EXHIBIT 10.06
FLEX 2010 DEFERRED COMPENSATION PLAN

(Amended and Restated Effective as of June 6, 2025)

The Flex 2010 Deferred Compensation Plan (formerly known as the Flextronics International USA, Inc. 2010 Deferred Compensation Plan), as previously amended from time to time, is amended and restated in its entirety as set forth herein, effective as of June 6, 2025 (the “Restatement Date”). The Plan is an unfunded “top hat” plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and as such, is intended to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Plan will be administered, operated and construed in accordance with such intention.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

1.1    “Account” means the bookkeeping account maintained by the Plan Administrator on behalf of each Participant pursuant to this Plan. The Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or the Participant’s Beneficiary under the Plan. The Plan Administrator shall cause a Participant’s Account to be maintained in the form of one or more subaccounts, including a Deferral Account, an Award Account, and such subaccounts as may be established in the discretion of the Plan Administrator with respect to amounts credited thereto for one or more Plan Years.

1.2    “Affiliate” means, with respect to the Company, any entity directly or indirectly controlling, controlled by, or under common control with the Company, or any other entity designated by the Committee in which the Company or an Affiliate has an interest.

1.3    “Arbitrable Dispute” has the meaning set forth in Section 8.7.

1.4    “Award Account” means the bookkeeping account maintained by the Plan Administrator with respect to a Participant that is credited with an amount equal to a Discretionary Award granted pursuant to Article IV, if any, and earnings pursuant to Article V.

1.5    “Award Agreement” means the document or documents prepared by the Company and distributed to a Participant to advise the Participant of the terms, conditions, and limitations of a Discretionary Award credited to the Participant’s Award Account pursuant to Article IV.

1.6    “Base Salary” means the base compensation payable by the Employer to an Eligible Employee in cash during a Plan Year, excluding severance payments, garden leave payments and other similar payments. For purposes of this Plan, an Eligible Employee’s Base Salary shall be determined prior to reduction for any deferrals under this Plan or under any other plan of the Employer under Sections 125 or 401(k) of the Code. For purposes of this Plan, any Base Salary payable after the last day of a calendar year solely for services performed during a final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

1.7    “Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with Article VII Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire amount credited to the Participant’s Account.

1.8    “Beneficiary Designation” means a Participant’s written designation of one or more Beneficiaries, made in such manner (which may include an electronic format and may require consent by the Participant’s spouse) as designated by the Plan Administrator.

1.9    “Board” means the Board of Directors of Flex.

1.10    “Bonus” means any incentive bonus or commission payable in cash to an Eligible Employee pursuant to any incentive compensation or commission plan of the Employer that is designated by the Committee or the Plan Administrator as an eligible source of compensation for deferral under this Plan, determined prior to reduction for any deferrals under this Plan or under any other plan of the Employer under Sections 125 or 401(k) of the Code. For purposes of clarity, a Bonus shall not include any severance payments, garden leave payments or other similar payments.

1.11    “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of its assets, within the meaning of Section 409A.

1.12    “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder.

1.13    “Committee” means the Compensation and People Committee of the Board.

1.14    “Company” means Flextronics International USA, Inc. or any successor organization thereto.

1.15    “Deferral Account” means the bookkeeping account maintained by the Plan Administrator with respect to a Participant that is credited with deferrals of Base Salary and/or Bonus deferred by a Participant pursuant to Article III, if any, and earnings pursuant to Article V.

1.16    “Deferral Election” means a Participant's written election, made in such manner as designated by the Plan Administrator (which may include an electronic format), to defer a portion of the Participant’s Base Salary and/or Bonus for a Plan Year and to designate the time and/or form of payment for such deferrals in accordance with the provisions of Article III, which Deferral Election, once it has become effective, shall be irrevocable with respect to the Plan Year to which it applies, except as otherwise explicitly provided in the Plan.

1.17    “Disability Claim” has the meaning set forth in Section 8.3.

1.18    “Disabled” means, with respect to a Participant, that any one or more of the following applies:

(a)    The Social Security Administration has determined that such Participant is totally disabled.

(b)    The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)    The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

This definition of “Disabled” shall be construed and administered in accordance with the requirements of Section 409A.

1.19    “Discretionary Award” means a credit by the Company to a Participant’s Account in accordance with the provisions of Article IV of the Plan. Discretionary Awards, if any, shall be credited at the sole discretion of the Company, and the fact that a Discretionary Award may be credited in one year shall not obligate the Company to continue to make any such Discretionary Award in any subsequent year.

1.20    “Eligible Employee” has the meaning given to such term in Section 2.1 hereof.

1.21    “Employee” means any employee of an Employer.

1.22    “Employer” means, with respect to any Participant, the entity (which must be incorporated or organized in the United States), whether the Company or an Affiliate of the Company that has adopted the Plan with the approval of the Company, that receives services from such Participant and is a member of the same controlled group of corporations or the same group of trades or businesses under common control (within the meaning of Sections 414(b) and 414(c) of the Code, as modified by Section 415(h) of the Code) as the Company, or an affiliated service group (as defined in Section 414(m) of the Code which includes the Company, or any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code or Section 409A.

1.23    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.24    “Flex” means Flex Ltd. (formerly known as Flextronics International Ltd.), or any successor organization thereto.

1.25    “For Cause” means, with respect to a Participant, that (a) the Participant shall have committed a felony, fraud, theft, embezzlement involving the assets of the Company; (b)

the Participant willfully violates or causes the Company to violate, in a material respect, any statute, law ordinance, rule or regulation relating to, or written policy of, the Company, which violation results in a material adverse effect to the Company’s business or financial condition; or (c) the Participant engages in any activity which is outside the scope of the Participant’s authority and can reasonably be expected to have a material adverse effect on the Company’s business.

1.26    “Indemnified Amount” has the meaning set forth in Section 10.12(a).

1.27    “Installment-Eligible Termination” means a Participant’s Separation from Service after reaching age 59.

1.28    “Involuntary Separation from Service” means any Separation from Service that is either an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason.

1.29    “Involuntary Termination Without Cause” means a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate a Participant’s services other than For Cause. A termination by the Company shall be presumed to be an Involuntary Termination Without Cause unless the Company sets forth in a written notice of termination the grounds for such termination to be For Cause.

1.30    “Officers” has the meaning set forth in Section 10.12(b).

1.31    “Participant” means any Eligible Employee who (a) at any time has elected to defer the receipt of Base Salary and/or Bonus in accordance with the Plan or (b) whose Account has been credited with a Discretionary Award, and who, in any case, has not received complete payment of the amount credited to the Participant’s Account.

1.32    “Plan” means this Flex 2010 Deferred Compensation Plan, amended and restated effective as of June 6, 2025, as it may be further amended from time to time.

1.33    “Plan Administrator” means the Chief Human Resources Officer of Flex, or such any successor to such position, or such other person or persons who may be designated by the Committee from time to time to serve as Plan Administrator.

1.34    “Plan Year” means each calendar year (or portion thereof) during which the Plan is in effect; provided that as the context may require with respect to a Participant’s Bonus that is earned for services performed during a 12-month period other than the calendar year, “Plan Year” shall mean such 12-month period with respect to with the Participant’s Bonus is earned.

1.35    “Re-Deferral Election” has the meaning given to such term in Section 6.6 hereof.

1.36    “Released Party” has the meaning set forth in Section 10.12(c).

1.37    “Restatement Date” means June 6, 2025.

1.38    “Separation from Service” means a Participant’s termination of employment or service with the Employer in such a manner as to constitute a “separation from service” as defined under Section 409A.

1.39    “Section 409A” means Section 409A of the Code.

1.40    “Trust” has the meaning set forth in Section 10.4(b).

1.41    “Trustee” has the meaning set forth in Section 10.12(a).

1.42    “Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A. In general, for purposes of Section 409A, an “unforeseeable emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.43    “Vesting Date” has the meaning set forth in Section 4.2(a).

1.44    “Voluntary Termination for Good Reason” means a Separation from Service by the Participant due to one of the following conditions arising without the consent of the Participant:

(a)    Executive Leadership Team Participants. If the Participant is the Chief Executive Officer of Flex or a member of the Flex Executive Leadership Team who reports to the Chief Executive Officer (an “ELT Participant”):
(i)    A material diminution in the position, authority, duties or responsibilities of the ELT Participant;

(ii)    The assignment to the Participant of any duties that are materially inconsistent with the ELT Participant’s status as an officer;

(iii)    Any failure by the Company to obtain the written assumption of this Plan by any successor to the Company as contemplated in Section 10.8 hereof;

(iv)    Material reduction in target base salary and target bonus opportunity; or

(v)    Mandatory relocation of 50 miles or more.

(b)    Other Participants. If the Participant is not an ELT Participant:

(i)    A material reduction in target base salary and target bonus opportunity (other than as part of an across-the-board, proportional salary reduction applicable to similarly situated employees); or

(ii)    Mandatory relocation of 50 miles or more.

Notwithstanding anything to the contrary in this Plan, no Voluntary Termination for Good Reason shall occur unless (x) the Participant has given written notice to the Company of the existence of a condition described above within ninety (90) days of the initial existence of such condition, (y) such condition has not been remedied by the Company within thirty (30) days after the receipt of such notice, and (z) the Participant terminates his or her employment within thirty (30) days after the expiration of such cure period.

ARTICLE II
ELIGIBILITY

2.1    Eligibility. Participation in the Plan is limited to any employee of the Company (or a participating Affiliate that is incorporated or organized in the United States) who (i) is selected by the Committee or the Plan Administrator, in its discretion, as eligible to participate in the Plan, and (ii) is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (each an “Eligible Employee”). In lieu of designating individual Eligible Employees for Plan participation, the Committee or the Plan Administrator may establish eligibility criteria (consistent with the requirements of this Section 2.1) providing for participation of all Eligible Employees who satisfy such criteria. The Committee or the Plan Administrator may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee. An Eligible Employee shall become eligible to participate in the Plan effective as of the first day of a calendar quarter as designated by the Committee or the Plan Administrator.

2.2    Enrollment Requirements. Except as otherwise determined by the Plan Administrator, as a condition to participation, each Eligible Employee shall make a Deferral Election no later than the date or dates specified by the Plan Administrator in accordance with the Plan. In addition, the Plan Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3    Commencement Date. Except as otherwise may be provided by the Committee or the Plan Administrator pursuant to Section 3.1, each Eligible Employee first shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1 of the Plan Year next following the Plan Year in which he or she becomes an Eligible Employee pursuant to Section 2.1. Notwithstanding the foregoing, the Committee or the Plan Administrator, in its sole discretion, may permit an Eligible Employee to commence participation in the Plan upon such earlier date as may be specified by the Committee or the Plan Administrator that is the first day of a calendar quarter, consistent with the Plan and Section 409A.

2.4    Termination of Eligibility. An Eligible Employee’s right to make any Deferral Elections under the Plan shall cease with respect to the Plan Year following the Plan Year in which such individual ceases to be an Eligible Employee, although any such individual shall continue to be subject to the terms and conditions of the Plan for so long as such individual remains a Participant.

ARTICLE III
DEFERRAL ELECTIONS

3.1    Certain Newly Eligible Participants. Except as otherwise determined by the Plan Administrator, in its sole discretion, newly Eligible Employees shall not be permitted to make a Deferral Election with respect to Base Salary and/or Bonus earned during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan. However, notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit any Eligible Employee to make a Deferral Election with respect to the Eligible Employee’s Base Salary earned for services performed during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan (and in any other plan that would be aggregated with the Plan under Section 409A), as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7); provided, however, that such Deferral Election (a) is made and becomes irrevocable no later than the 30th day after the date that the Eligible Employee first becomes eligible to participate in the Plan (or by such earlier date as specified by the Plan Administrator), and (b) shall apply only to Base Salary earned for services performed after the date that the Deferral Election becomes irrevocable, as determined by the Plan Administrator in accordance with Section 409A.

3.2    Annual Deferral Elections. Unless the Plan Administrator determines to permit an election pursuant to Section 3.1, and except as otherwise determined by the Plan Administrator, each Eligible Employee may elect to defer Base Salary and/or Bonus for a Plan Year by filing a Deferral Election with the Plan Administrator only in accordance with the following rules:

(a)    Base Salary. The Deferral Election with respect to Base Salary must be made by such date as specified by the Plan Administrator that is not later than December 31 of the Plan Year immediately preceding the Plan Year for which such Base Salary would otherwise be earned.

(b)    Bonus.

(i)    In General. With respect to any Bonus to which Section 3.2(b)(ii) does not apply, a Participant’s Deferral Election must be made by such date as specified by the Plan Administrator that is not later than December 31 of the calendar year immediately preceding January 1 of the Plan Year with which or during which the applicable Bonus performance period begins.

(ii)    Certain Elections with Respect to Fiscal Year Compensation. In the case of an Employer with a taxable year other than the calendar year, the Plan Administrator may determine that “Fiscal Year Compensation” may be deferred at the Participant’s election with an “Applicable Election Date” of the close of the Employer’s taxable year immediately preceding the first taxable year of the Employer in which any services are performed for which such compensation is payable, in accordance with Treasury Regulation Section 1.409A-2(a)(6). For purposes of this paragraph, the term “Fiscal Year Compensation” means compensation relating to a period of service coextensive with the taxable year of the Employer (or consecutive taxable years of the Employer), of which no amount is paid or payable during the Employer’s taxable year (or years) constituting the period of service.

3.3    Amount Deferred. A Participant shall designate on a Deferral Election the portion of the Participant Base Salary and/or Bonus that is to be deferred with respect to the applicable Plan Year in accordance with this Article III. The Participant may specify a different portion to be deferred for each element of the Participant’s deferrable compensation (Base Salary and/or Bonus). For each Plan Year, a Participant may defer (in 1% increments) up to 70% of the Participant’s Base Salary, and/or up to 70% of the Participant’s Bonus.

3.4    Elections as to Time and Form of Payment. Each Deferral Election will specify the time and form of payment for each element of compensation (Base Salary and/or Bonus) deferred by the Participant for the applicable Plan Year, subject to the provisions of Article VI. A Participant may elect the time and form of payment applicable to such deferrals in connection with the Participant’s Installment-Eligible Termination or an in-service distribution date as provided pursuant to this Section 3.4. In the event of a Participant’s Separation from Service prior to Installment-Eligible Termination, or in the event of the Participant’s death or Disability, payment of the Participant’s Deferral Account shall be made as provided in Section 6.2, Section 6.3, or Section 6.4, as applicable, notwithstanding any election made by such Participant pursuant to this Section 3.4.

(a)    Time of Payment Election. A Participant may elect for payment of the amount deferred pursuant to the Participant’s Deferral Election for a Plan Year to be made, or to commence, as follows:

(i)    Installment-Eligible Termination Election. On the first business day of the first calendar quarter beginning on or after the date that is six (6) months after the Participant’s Installment-Eligible Termination; or

(ii)    In-Service Election. On the first business day of a specified calendar quarter in a Plan Year that is no earlier than the second Plan Year after the Plan Year for which such Deferral Election is made, provided that the Participant does not incur a Separation from Service prior to such date.

(b)    Form of Payment Election. A Participant may elect to receive payment of the amount deferred pursuant to the Participant’s Deferral Election for a Plan Year and payable at the time provided pursuant to Section 3.4(a) in one of the following forms of payment:

(i)    A single lump sum payment, or

(ii)    Substantially equal annual installments over a period of up to ten (10) years.

(c)    Default Time and Form of Payment. To the extent that a Participant does not designate the time and form of payment on a Deferral Election as provided in this Section 3.4 (or such designation does not comply with the terms of the Plan), the Participant shall be deemed to have elected to receive a single lump sum payment on the first business day of the first calendar quarter beginning on or after the date that is six (6) months after the Participant’s Installment-Eligible Termination.

3.5    Duration and Cancellation of Deferral Elections.

(a)    Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was made. Except as otherwise provided pursuant to Section 3.5(b), Section 6.5 or Section 6.6 hereof, a Deferral Election for a Plan Year, once irrevocable, may not be cancelled or modified.

(b)    Cancellation.

(i)    The Plan Administrator may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Plan Year in which the Participant incurs a “disability” or the fifteenth (15th) day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a “disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)    The Plan Administrator may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency, a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3) or such other event or condition as may be permitted under Section 409A pursuant to generally applicable guidance published in the Internal Revenue Bulletin.

(iii)    If a Participant’s Deferral Election is cancelled with respect to a particular Plan Year in accordance with this Section 3.5(b), such Participant may make a new Deferral Election for a subsequent Plan Year only in accordance with Section 3.2 hereof.

3.6    Vesting. Each Participant shall at all times have a fully vested interest in any amounts credited to the Participant’s Deferral Account in accordance with a Deferral Election made pursuant to this Article III.

ARTICLE IV
DISCRETIONARY AWARDS

4.1    In General. In any Plan Year, the Committee or the Plan Administrator, in its discretion, may, but shall not be required to, credit a Discretionary Award to a Participant’s Account, in such amount as determined by the Committee or the Plan Administrator, in its discretion. For the avoidance of doubt, the Committee and the Plan Administrator shall have no obligation to treat Eligible Employees or Participants consistently with respect to any Discretionary Awards, nor shall any Participant who receives a Discretionary Award to his or her Account in one Plan Year have any right to receive a Discretionary Award in any other Plan Year. A Discretionary Award, if any, generally shall be credited to a Participant’s Account either on July 1 of the applicable Plan Year, or with respect to the initial Discretionary Award credited to an Eligible Employee’s Account, on the first day of such other calendar quarter as determined in the discretion of the Committee or the Plan Administrator; provided, however, that a Discretionary Award may be credited to a Participant’s Account on any other date selected in the discretion of the Committee or the Plan Administrator. In any event, the Committee and the Plan Administrator reserve the right to amend, reduce, or eliminate any Discretionary Award at any time prior to the date that such Discretionary Award is credited to the Participant’s Account, and a Participant whose employment terminates for any reason prior to such date will not be eligible to receive such Discretionary Award.

4.2    Vesting of Discretionary Awards.

(a)    Vesting Schedule. Except as otherwise provided below, or as otherwise determined by the Committee or the Plan Administrator and set forth in the applicable Award Agreement, the portion of a Participant’s Account attributable to a Discretionary Award will become one hundred percent (100%) vested on the fourth anniversary of the date that the Discretionary Award was credited to the Participant’s Account (the “Vesting Date”), subject to the Participant’s continued employment until the Vesting Date, and any unvested portion of a Participant’s Account that is attributable to Discretionary Awards shall be forfeited automatically and without further action or notice in the event of the termination of the Participant’s employment with the Employer for any reason.

(b)    Accelerated or Continued Vesting. Notwithstanding the foregoing provisions of Section 4.2(a), and except as otherwise determined by the Committee or the Plan Administrator and set forth in the applicable Award Agreement:

(i)    The portion of a Participant’s Award Account attributable to a Discretionary Award will continue to vest on the scheduled Vesting Date, in the event of the Participant’s voluntary Separation from Service prior to the applicable Vesting Date and on or after the date that (x) the Participant has attained age fifty-five (55) and completed at least five (5) years of service, and (y), the sum of the Participant’s age plus the Participant’s years of service equals at least sixty-five (65), provided that all of the following requirements are satisfied:

(A)    As may be required by the Company in its discretion, the Participant provides up to six (6) months of advance written notice of such voluntary Separation from Service, which is irrevocable by the Participant;

(B)    The Participant executes a release of claims in the format specified by the Company, and such release of claims becomes effective and irrevocable in accordance with its terms; and

(C)    The Participant complies with all applicable Confidential Information, Employee Non-Solicitation, Customer Non-Solicitation, and Non-Compete provisions set forth in the Participant’s Award Agreement.

(ii)    If a Participant incurs a Separation from Service due to death or Disability, as determined in the sole discretion of the Company, the Participant shall be 100% vested in the balance of all subaccounts in the Participant’s Award Account on the date of such Separation from Service.

(iii)    If a Participant incurs an Involuntary Separation from Service that occurs within two years following a Change in Control, the Participant shall be 100% vested in the balance of each subaccount in the Participant’s Award Account on the date of such Involuntary Separation from Service.

(iv)    The Committee is authorized in its sole and absolute discretion to waive vesting conditions, or accelerate vesting, with respect to any portion of a Participant's Award Account, provided that such waiver or acceleration does not result in a change in the time of payment Code Section 409A and Treasury Regulation Section 1.409A-3(j)(1).

4.3 Time and Form of Payment of Award Account.

(a)    Default Time and Form of Payment. Except as otherwise may be provided pursuant to a Re-Deferral Election made by the Participant pursuant to Section 6.6, or as otherwise provided pursuant to Article VI, or as otherwise determined by the Committee or the Plan Administrator and set forth in the applicable Award Agreement, the vested portion of a Participant’s Award Account shall be payable in a single lump sum as soon as practicable after the applicable Vesting Date. Notwithstanding the foregoing, and except as otherwise determined by the Committee or the Plan Administrator and set forth in the applicable Award Agreement:

(i)    In the event that a Discretionary Award held by a Participant becomes vested due to the Participant’s voluntary Separation from Service prior to the applicable Vesting Date under the circumstances described in Section 4.2(b)(i), the vested portion of the Participant’s Award Account attributable to such Discretionary Award shall be payable in a single lump sum as soon as practicable after the applicable Vesting Date (or, if later, on the first business day of the first calendar quarter beginning on or after the date that is six (6) months after the Participant’s Separation from Service).

(ii)    In the event that a Participant’s Award Account becomes vested due to the Participant’s death prior to the applicable Vesting Date as described in Section 4.2(b)(ii), the vested portion of the Participant’s Award Account shall be payable as provided in Section 6.3.

(iii)    In the event that a Participant’s Award Account becomes vested due to the Participant’s Disability prior to the applicable Vesting Date as described in Section 4.2(b)(ii), the vested portion of the Participant’s Award Account shall be payable as provided in Section 6.4.

(iv)    In the event that a Participant’s Award Account becomes vested prior to the applicable Vesting Date due to the Participant’s Involuntary Separation from Service described in Section 4.2(b)(iii), the vested portion of the Participant’s Award Account shall be payable in a single lump sum on the first business day of the first calendar quarter beginning on or after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, within ninety (90) days after the Participant’s death).

(b)    Pre-2025 Awards. Notwithstanding the foregoing, the time and form of payment of the vested portion of a Participant’s Award Account attributable to Discretionary

Awards credited during Plan Years prior to 2025 shall be determined based on the terms of the Plan and the Participant’s time and form of payment elections in effect immediately prior to the Restatement Date.

ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

Each Participant’s Account will be credited with gains, losses and earnings based on hypothetical investment directions made by the Participant in accordance with hypothetical investment crediting options and procedures established from time to time by the Committee or the Plan Administrator in its discretion. The Committee and the Plan Administrator specifically retain the right to change the hypothetical investment crediting options and procedures from time to time. By electing to defer any amount under the Plan, each Participant acknowledges and agrees that the Company is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s hypothetical investment directions in any actual investment it may make or acquire in connection with the Plan. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide hypothetical investment direction shall be credited with gains, losses and earnings as if such amounts were invested in a hypothetical investment option or based upon such interest rate as may be selected by the Committee or the Plan Administrator in its discretion. Notwithstanding the foregoing, following a Change in Control, the hypothetical investment options available under the Plan shall not be changed in a manner that is reasonably likely to be adverse to Participants.

ARTICLE VI
PAYMENTS

6.1 Payment of Participant Accounts. Except as otherwise provided in this Article VI:
(a)    Deferral Account. In the event of a Participant’s Installment-Eligible Termination or the occurrence, prior to the Participant’s Separation from Service, of an applicable in-service payment date elected by the Participant pursuant to Section 3.4(a)(ii), the Participant’s Deferral Account shall be paid, or commence to be paid, in accordance with the applicable time and form of payment specified in the Participant’s applicable Deferral Election pursuant to Section 3.4; and

(b)    Award Account. A Participant’s Award Account, to the extent vested, shall be paid as provided pursuant to Section 4.3.

6.2    Deferral Account: Separation from Service Before Installment-Eligible Termination. Notwithstanding any other provision of this Plan, in the event of the Participant’s Separation from Service for any reason prior to the Participant’s Installment-Eligible Termination, death or Disability or prior the occurrence of a an applicable in-service payment date elected by the Participant pursuant to Section 3.4(a)(ii), the balance of the Participant’s Deferral Account as to which payment has not previously commenced shall be paid to the Participant in a single lump sum payment on the first business day of the first calendar quarter beginning on or after the date that is six (6) months after the Participant’s Separation from Service, regardless of any time and form of payment election made by the Participant pursuant to Section 3.4.

6.3    Deferral Account and Award Account: Death of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s death, vested portion of the Participant’s Account shall be paid to the Participant’s Beneficiary or Beneficiaries in a single lump sum within 90 days after the Participant’s death.

6.4    Deferral Account and Award Account: Disability of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s Disability, the vested portion of the Participant’s Account shall be paid to the Participant in a single lump sum within 90 days after the Participant’s Disability.

6.5    Deferral Account and Award Account: Unforeseeable Emergency. The Plan Administrator may, in its sole discretion, provide for payment of the vested portion of a Participant’s Account that is reasonably necessary to satisfy a need due to an Unforeseeable Emergency pursuant to Treasury Regulation Section 1.409A-3(i)(3)(iii). Any distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), determined by taking into account the additional compensation upon cancellation of the Participant’s Deferral Election pursuant to Section 3.5(b).

6.6    Re-Deferral Elections. A Participant may elect, on a form provided by the Plan Administrator in accordance with this Section 6.6, which may be electronic, to change the time and/or form of payment with respect to one or more of his or her Deferral Elections or Discretionary Awards to a later time in accordance with this Section 6.6 (a “Re-Deferral Election”). Each such Re-Deferral Election must be filed with the Plan Administrator at least twelve (12) months prior to the date that the payment otherwise would have been made (or commenced) under the Plan. On each such Re-Deferral Election, the Participant must delay the payment date for a period of at least five (5) years after the date that payment otherwise would have been made (or commenced) under the Plan, except with respect to payment in the event of the Participant’s death, Disability or Unforeseeable Emergency.

6.7    Limited Cash-Outs. The Committee or the Plan Administrator may, in its discretion, require a lump sum payment of a Participant’s Account at any time if the amount deferred under the Plan does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that such lump sum payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A.

6.8    Discretionary Acceleration of Payments. The Committee or the Plan Administrator may, in its discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j).

6.9    Discretionary Delay of Payments. The Committee or the Plan Administrator may, in its discretion, delay the time or form of a payment under the Plan to a time or form otherwise permitted under Section 409A in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

6.10    Actual Date of Payment. To the extent permitted by Section 409A, the Committee or the Plan Administrator, in its discretion, may cause any payment under this Plan to be made or commence on any later date that occurs in the same calendar year as the date on which payment otherwise would be required to be made under this Plan, or, if later, by the fifteenth (15th) day of the third month after the date on which payment would otherwise be required to be made under this Plan. Further, to the extent permitted by Section 409A, the Committee or the Plan Administrator may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI, or if making the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A.

6.11    Discharge of Obligations. The payment to a Participant (or to his or her Beneficiary or estate) of an Account in a single lump sum or the number of installments as provided pursuant to this Plan shall discharge all obligations of the Company and its Affiliates to such Participant (and Beneficiary or estate) under the Plan with respect to that Participant’s Account.

6.12    Calculation of Installment Payments. In the event that any portion of a Participant’s Account is paid in installments: (i) the first installment shall commence at the time specified pursuant to Section 3.4(b) and/or Section 4.4, as applicable; (ii) each subsequent installment shall be paid on or as soon as practicable after the applicable anniversary of the payment commencement date; (iii) the amount of each installment shall equal the quotient obtained by dividing the applicable portion of the Participant’s vested Account balance as of the date of such installment payment (or as of such earlier date as may be reasonably determined by the Plan Administrator to facilitate the administration of the Plan) by the number of installment payments remaining to be paid at the time of the calculation; and (iv) the amount remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V hereof. For purposes of Section 409A, each series of installment payments under the Plan shall be treated as a right to a single payment.

ARTICLE VII
BENEFICIARY DESIGNATION

7.1 Beneficiary Designation.

(a)    “Beneficiary” or “Beneficiaries” shall mean the person or persons, including an entity, trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. A Beneficiary Designation shall be effective only when the Beneficiary Designation is filed with the Committee while the Participant is alive, and a subsequent Beneficiary Designation filed with the Committee while the

Participant is alive will cancel all of the Participant's Beneficiary Designations previously filed with the Committee. Once received and acknowledged by the Committee, a Beneficiary Designation shall be effective as of the date the designation was executed, but without prejudice to the Committee on account of any payment made before the change is received and acknowledged by the Committee.

(b)    If there is no valid Beneficiary Designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the Beneficiary shall be the duly appointed and currently acting personal representative of the Participant’s estate, or such Beneficiary as shall be determined by the Plan Administrator using equitable procedures adopted by the Plan Administrator.

(c)    In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Plan Administrator to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Plan Administrator decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment may be deposited with the court having jurisdiction over the estate of the minor.

7.2    Effect of Payment. The payment to the Beneficiary or deemed Beneficiary, in accordance with the provisions of this Plan, shall completely discharge all obligations under this Plan of the Company, the Employer, the Committee and the Plan Administrator.

ARTICLE VIII
ADMINISTRATION AND CLAIMS PROCEDURES

8.1    General. The Committee shall administer the Plan and may select one or more persons to serve as the Plan Administrator. The Plan Administrator shall have authority to perform any act that the Committee is entitled to perform under this Plan, except to the extent that the Committee specifies limitations on the Plan Administrator’s authority. Any person selected to serve as the Plan Administrator may, but need not, be a Committee member or an officer or employee of the Company. However, if a person serving as Plan Administrator or a member of the Committee is a Participant, such person may not decide or vote on a matter affecting his interest as a Participant. The Committee or Plan Administrator shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to reasonably construe and interpret the Plan, to reasonably define the terms used herein, to reasonably prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations reasonably necessary or advisable for the administration of the Plan. The Committee or Plan Administrator may appoint additional agents and delegate thereto powers and duties under the Plan. The actions taken and the decisions made by the Committee and the Plan Administrator hereunder, as applicable, shall be final, conclusive, and binding on all persons, including the Company, its Affiliates, Eligible Employees, Participants, and their estates and Beneficiaries.

8.2    Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing in the form and in the manner prescribed by the Plan Administrator. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Plan Administrator shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Plan Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed, and (d) a statement of the claimant’s right to seek review of the denial pursuant to Section 8.4 below, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

8.3    Disability Claims Procedure. Notwithstanding Section 8.2 above, the following will apply with regard to claims for a benefit which require a determination of Disability (a “Disability Claim”), other than those Disability Claims determined under the Plan solely by reference to whether the claimant is entitled to disability-based benefits under the Social Security Act or under a long-term disability plan of the Company. The Plan Administrator will notify the claimant of the Plan Administrator’s determination within a reasonable period of time, but in any event within 45 days after receipt of the Disability Claim by the Plan Administrator. The Plan Administrator may extend the period for making the benefit determination by 30 days if it determines that such an extension is necessary due to matters beyond the control of the Plan and if it notifies the claimant, prior to the expiration of the initial 45 day period, of circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. The Plan Administrator may further extend the period for making the benefit determination by 30 days if it determines that such an extension is necessary due to matters beyond the control of the Plan and if it notifies the claimant, prior to the expiration of the first 30 day extension period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. Any notice of extension under this 0 shall include the standards on which entitlement to a disability-based benefit is based, the unresolved issues that prevent a decision on the Disability Claim, and the additional information needed to resolve those issues for which the claimant will be afforded at least 45 days within which to provide the specified information. Any adverse benefit determination related to a Disability Claim shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed, (d) a statement of the claimant’s right to seek review of the denial pursuant to Section 8.5 below, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, (e) a discussion of the adverse benefit determination, including an explanation of the basis for disagreeing with or not the following: (i) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration, (f) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request, (g) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse benefit determination or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist, and (h) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s Disability Claim.

8.4    Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Plan Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Plan Administrator within 60 days after the date on which the claimant received written notice from the Plan Administrator of the denial. Within 60 days after the Plan Administrator receives a properly filed request for review, the Plan Administrator shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Plan Administrator shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Plan Administrator received the request for review). The Plan Administrator will provide a review that takes into account all comments, documents, records and other information submitted by the claimant without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall inform the claimant of its decision on review in a written notice which shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

8.5    Review of Disability Claim Denial. Notwithstanding Section 8.4 above, the following will apply with regard to appeals of Disability Claims, other than those Disability Claims determined under the Plan solely by reference to whether the claimant is entitled to disability-based benefits under the Social Security Act or under a long-term disability plan of the Company. An appeal of a Disability Claim must be brought within 180 days after receipt of the notice of adverse benefit determination. Within 60 days after the Plan Administrator receives a properly filed request for review, the Plan Administrator shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Plan Administrator shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Plan Administrator received the request for review). In such a review, the Plan Administrator (a) will not afford deference to the initial determination made by the Plan Administrator; (b) will designate an individual to conduct the review process who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual; (c) in the case of an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, will consult with a health care professional who has appropriate training and expertise in the field of medicine involved in the medical judgment, and who was neither consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual; (d) will identify any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard as to whether the advice was relied upon in making the benefit determination; and (e) will provide the claimant, free of charge, with (i) any new or additional evidence considered, relied upon, or generated by the Plan in connection with the Disability Claim and (ii) the rationale for the determination on review. Such evidence and rationale shall be provided as soon as possible and sufficiently in advance of the date on which the written notice of the adverse benefit determination is required to be provided to give the claimant a reasonable opportunity to respond prior to that date. Any adverse benefit determination related to a Disability Claim shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, (d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, (e) a discussion of the adverse benefit determination, including an explanation of the basis for disagreeing with or not the following: (i) the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, (ii) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, and (iii) a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration, (f) if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request, and (g) either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse benefit determination or a statement that such rules, guidelines, protocols, standards or other similar criteria do not exist.

8.6    Exhaustion of Claims Procedures. After exhaustion of the claims procedure as provided herein, nothing shall prevent the Claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable.

8.7    Elective Arbitration. If a Claimant's claim is denied pursuant to Sections 8.2 and 8.4, or Sections 8.3 and 8.5, as applicable, (an "Arbitrable Dispute"), the Claimant may, in lieu of the Claimant's right to bring a civil action under Section 502(a) of ERISA, and as the Claimant's only further recourse, submit the claim to final and binding arbitration in the city of Austin, State of Texas, before an experienced employment arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Except as otherwise provided in this Section 8.7 or Section 8.9, each party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by each party (or, if applicable, each group of parties) to the arbitration. In any Arbitrable Dispute in which the Claimant prevails, the Employer shall reimburse the Claimant's reasonable attorneys fees and related expenses. Related expenses shall include, but not be limited to, witness expenses, fees of the arbitrator, costs of any record or transcript of the arbitration, administrative fees and other fees and expenses connected with the arbitration. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute for which an arbitration is elected. The arbitrator's decision or award shall be fully enforceable and subject to an entry of judgment by a court of competent jurisdiction. Should any party attempt to resolve an Arbitrable Dispute for which an arbitration is elected by any method other than arbitration pursuant to this Section 8.7, the responding party shall be entitled to recover from the initiating party all damages, expenses and attorneys fees incurred as a result.

8.8    Legal Action. Prior to a Change in Control, except to enforce an arbitrator's award, no actions may be brought by a Claimant in any court with respect to an Arbitrable Dispute that is arbitrated.

8.9    Following a Change in Control. Upon the occurrence of a Change in Control, an independent party selected jointly by the Participants in the Plan prior to the Change in Control and the Committee shall assume all duties and responsibilities of the Committee under this Section 8.9 and actions may be brought by a Claimant in any appropriate court with respect to an Arbitrable Dispute that is arbitrated. After a Change in Control, if any person or entity has failed to comply (or is threatening not to comply) with any of its obligations under the Plan, or takes or threatens to take any action to deny, diminish or to recover from any Participant the benefits intended to be provided thereunder, the Company shall reimburse the Participant for reasonable attorneys fees and related costs incurred in the pursuance or defense of the Participant's rights. If the Participant does not prevail, attorneys fees shall also be payable under the preceding sentence to the extent the Participant had reasonable justification for pursuing its claim, but only to the extent that the scope of such representation was reasonable.

ARTICLE IX
AMENDMENT AND TERMINATION

9.1    Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part. In no event shall any such action by the Company materially and adversely affect the vested amount credited to any Participant’s Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan, including under Sections 6.8, 6.9, 6.10 and 9.3), without the consent of the Participant, unless the Company determines in good faith that such action is necessary to ensure compliance with Section 409A. To the extent permitted by Section 409A, the Committee or the

Plan Administrator may, in its discretion, modify the rules applicable to Deferral Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

9.2    Payments Upon Termination of Plan. Except as otherwise provided pursuant to Sections 6.8, 6.9, 6.10 and 9.3, in the event that the Plan is terminated, the amounts allocated to a Participant’s Account shall be paid to the Participant or the Participant’s Beneficiary, as applicable, on the dates on which the Participant or his or her Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

9.3    Amendment and Termination in Connection with a Change in Control. Notwithstanding the foregoing, following a Change in Control, the Plan will not be subject to amendment, alteration, suspension, or discontinuation without the prior written consent of each Participant who would be reasonably expected to be materially adversely affected by such action; provided, however, that the Company, in its discretion, may terminate and liquidate the Plan without such prior consent within thirty (30) days preceding or twelve (12) months following a Change in Control to the extent provided pursuant to Section 6.8 of the Plan and Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); and provided further that the Company may accelerate distributions under this Plan only to the extent (if any) that doing so will not result in the imposition of additional tax or interest under Section 409A. Following a Change in Control, the Company will use commercially reasonable efforts to amend the Plan without detriment to a Participant whenever necessary to avoid the imposition of additional tax and interest under Section 409A.

ARTICLE X
MISCELLANEOUS

10.1    Non-Assignment of Deferred Compensation. Other than by will, the laws of descent and distribution, or by appointing a Beneficiary, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant (or the Participant’s Beneficiary) or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or the Participant’s Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

10.2    Compliance with Section 409A. It is intended that the Plan comply with the provisions of Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants (or their Beneficiaries or estates). Without limiting the foregoing, in no event shall payment be made under the Plan within six (6) months after the Separation from Service of a “specified employee” (within the meaning of Section 409A), except as permitted by Section 409A. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee and the Plan Administrator shall not take any action that would be inconsistent with such intent. Although the Committee and the Plan Administrator shall use their best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company and its Affiliates, the Committee, nor the Plan Administrator (nor their delegate(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

10.3    Participation by Employees of Affiliates. Any Affiliate that is incorporated or organized in the United States may, by action of its board of directors or equivalent governing body and with the consent of the Committee or the Plan Administrator, adopt the Plan; provided that the Committee or the Plan Administrator may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, each such adopting Affiliate shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee and the Plan Administrator of all the power and authority conferred upon them by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating Affiliate.

10.4    Interest of Participant. (a) The obligation of the Company and any participating Affiliate under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating Affiliate) to make payments from its general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of Company or any Affiliate. It is the intention of the Company and each participating Affiliate that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. Further, nothing in the Plan shall be construed as guaranteeing continued employment to any Eligible Employee. (b) Notwithstanding the foregoing, the Company may establish a trust, substantially consistent with the provisions of Revenue Procedure 92-64, to hold funds to be used in payment of the obligations of the Company and participating Affiliates under the Plan (“Trust”), and the Company may fund such trust; provided, however, that (i) any assets held by such trust shall remain liable for the claims of the general creditors of the Company in the event of bankruptcy or insolvency, and (ii) no assets shall be transferred to any such trust at a time or in a manner that would cause an amount to be included in the income of a Participant pursuant to Section 409A(b) of the Code.

10.5    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person any legal or equitable right as against the Company or any Affiliate or the officers, employees or directors of the Company or any Affiliate, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

10.6    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.7    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Texas without regard to its conflict of law principles.

10.8    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

10.9    Withholding of Taxes. The Employer may withhold or cause to be withheld from any amounts payable under the Plan, or to the extent permitted pursuant to Section 409A and Section 6.8 of the Plan, from any amounts deferred under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld. Further, the Employer shall have the right to (a) require a Participant to pay or provide for payment of the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan, or (b) deduct from any amount otherwise payable in cash to the Participant the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan.

10.10    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Plan Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Plan Administrator and Participants and Beneficiaries. Electronic or other media may include e-mail, the Internet, intranet systems and automated telephonic response systems.

10.11    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun. The use of words “including” or “include” in this Plan shall be by way of example rather than by limitation.

10.12    Waiver, Receipt and Release.

(a)    As between the Participant and the Employer, a Participant and the Participant's Beneficiary shall assume all risk (other than for the gross negligence of the Employer or the Committee or Plan Administrator, or breach by the Employer of the terms of this Plan) in connection with the Plan, Trust design, implementation or administration, decisions made by the Participant and the resulting value of the Participant's Account, the selection and actions of the trustee of the Trust (“Trustee”) or any other third party providing services to the Employer or the Trust in connection with the Plan or Trust (including their administrative and investment expenses), including any income taxes of the Participant or Participant's Beneficiary relating to or arising out of his or her participation in the Plan, and neither the Employer, the Committee, nor the Plan Administrator shall be liable or responsible therefor. Notwithstanding the foregoing sentence, the Employer shall indemnify a Participant for any additional tax and interest imposed pursuant to Section 409A as a result of any action of the Employer in administering or operating the Plan; provided, however, that the foregoing indemnity shall not apply to additional tax and interest that could have been avoided by any action or inaction of the Participant reasonably requested by the Employer that would have had the effect of reducing such additional tax or interest. In addition, the Employer shall indemnify each Participant for reasonable defense costs, including reasonable attorneys' fees and other professional fees, incurred by that Participant as a result of any audit by a taxing authority and subsequent appeals and litigation with respect to any matter for which the Participant is indemnified pursuant to this Section 10.12(a). An amount for which a Participant is indemnified under the preceding two sentences (“Indemnified Amount”) shall be computed on an after-tax basis, so that after the payment by the Participant of any and all taxes (including any interest on such taxes, additions to tax, and penalties) and amounts payable pursuant to Section 409A(a)(l)(B) of the Code with respect to matters for which Participant is indemnified, including any Indemnified Amount, the Participant will retain an amount equal to the amount that the Participant would have had if the Participant had not been subject to Section 409A(a)(l)(B) of the Code with respect to matters for which the Participant is indemnified hereunder. Any Indemnified Amount with respect to taxes, additions to tax or interest shall be paid no later than the end of the Participant's taxable year following the taxable year of the Participant in which the Participant remits the related taxes; and any Indemnified Amount with respect to fees, expenses or costs of conducting a tax controversy shall be paid no later than the end of the Participant's taxable year following the taxable year of the Participant in which the taxes that are the subject of the audit or litigation are remitted to the applicable taxing authority, or, where as a result of such audit or litigation no taxes are remitted, no later than the end of the Participant's taxable year following the taxable year of the Participant in which the audit is completed or there is a final and nonappealable settlement or other resolution of the audit or litigation.

(b)    As a condition of being a Participant in the Plan, each Participant releases the Company and its Affiliates, the Committee, the Plan Administrator, officers of the Employer or its Affiliates (the “Officers”) and the Board from any claims and liabilities regarding the matters to which the Participant has assumed the risk as set forth in this Section 10.12. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for compensation deferred and relating to the Account to which the payments relate against the Employer or any Affiliate or the Committee or Plan Administrator, and the Committee or Plan Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a waiver, receipt and release to such effect.

(c)    As a condition of being a Participant in the Plan, each Participant releases the Trustee and each of its Affiliates (each, a “Released Party”) against any and all loss, claims, liability and expenses imposed on or incurred by any Released Party as a result of any acts taken or any failure to act by the Trustee, where such act or failure to act is in accordance with the directions from the Committee or Plan Administrator or any designee of the Committee or Plan Administrator.

(d)    Subject to the Employer’s indemnification of Participants described in Section 10.12(a), each Participant or Beneficiary must pay any taxes, penalties and interest such Participant or Beneficiary may incur in connection with his or her participation in this Plan, and, as a condition of Plan participation, each Participant or Beneficiary indemnifies the Employer and its Affiliates, the Committee, the Plan Administrator, Officers, the Board and the Employer’s agents for such taxes, penalties and interest the Participant or Beneficiary incurs and fails to pay and for which the Company is made liable by the appropriate tax authority.

10.13    Executive Incentive Compensation Recoupment Policy. Notwithstanding any other provision of the Plan to the contrary, any portion of a Participant’s Account that is attributable to “Incentive-Based Compensation” (within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended) shall be subject to forfeiture or recoupment to the extent provided pursuant to the Flex Ltd. Executive Incentive Compensation Recoupment Policy, as the same may be amended from time to time, or any successor Flex compensation recoupment or “clawback” policy (the “Incentive Compensation Recoupment Policy”), and the Board or the Committee, acting pursuant to the Incentive Compensation Recoupment Policy, may cause the forfeiture or recoupment of any such amount, to the fullest extent permitted by applicable law (including Section 409A of the Code), whether any such amount otherwise would be considered vested or unvested under this Plan.

10.14    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Plan Administrator, the Company and its Affiliates, in any case in accordance with the terms and conditions of the Plan.

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